EXHIBIT 99.1

          Qualstar Reports Fiscal 2005 Third Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--May 5, 2005--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the third quarter of fiscal 2005 ended March 31, 2005.

    Fiscal 2005 Third Quarter Financial Results

    Revenues for the third quarter of fiscal 2005 were $5.7 million, compared to $8.3 million for the same quarter of the prior year. The decrease in revenues was due primarily to lower sales of tape libraries and drives incorporating AIT and SAIT tape technology. Revenues in the third quarter of fiscal 2004 included the completion of a large shipment of RLS tape libraries and media to an OEM video surveillance customer. Gross margin in the fiscal 2005 third quarter was 32.4 percent, compared to 36.2 percent in the year-ago quarter. The decline in gross margin was primarily the result of less overhead absorption.
    Research and development expenses for the third quarter of fiscal 2005 were $904,000, or 15.7 percent of revenues, compared to $1.1 million, or 12.9 percent of revenues, for the year-ago quarter. The decline in research and development expenses was due primarily to a decrease in compensation expense resulting from fewer employees, lower prototype material costs and lower expense associated with libraries shipped to independent software vendors. Sales and marketing expenses for the 2005 fiscal third quarter were $822,000, or 14.3 percent of revenues, compared to $910,000, or 11.0 percent of revenues, in the same quarter last year. Reduced commissions related to lower net revenues was the primary contributor to the decrease in sales and marketing expenses. General and administrative expenses for the third quarter of fiscal 2005 were $924,000, or 16.1 percent of revenues, compared to $1.7 million, or 20.4 percent of revenues, for the third quarter of fiscal 2004. The decline in general and administrative expenses in the third quarter of fiscal 2005 was due primarily to a decrease in legal costs related to the Company's dispute with Raytheon Company, which was settled in April 2004, a decrease in compensation expense resulting from fewer employees, lower bad debt expense and lower other professional services fees.
    Qualstar reported a loss from operations of $789,000 for the third quarter of fiscal 2005, compared to a loss from operations of $670,000 for last year's fiscal third quarter. The Company reported a net loss of $635,000, or $(0.05) per diluted share, for the third quarter of fiscal 2005, compared with a net loss of $346,000, or $(0.03) per diluted share, for last year's third quarter.
    The Company recorded a provision for income taxes of $65,000 in the third quarter of fiscal 2005. This was a result of the Company's decision to fully reserve its net deferred tax assets through valuation allowances due to the uncertainty surrounding the timing of realizing these net deferred tax assets in future periods, partially offset by the recognition of R&D credits to be received.
    Cash, cash equivalents and marketable securities were $34.1 million at March 31, 2005, compared with $35.8 million at June 30, 2004. This decrease in cash, cash equivalents and marketable securities is principally due to the repurchase in the second quarter of fiscal 2005 of the Company's common stock as part of its repurchase program. Days sales outstanding (DSOs) were approximately 50 days at March 31, 2005, compared to approximately 55 days at June 30, 2004. Inventory turns were 2.0 times on an annualized basis for the period ended March 31, 2005, compared to 2.5 times on an annualized basis for the period ended June 30, 2004.
    "Despite the less than optimum financial results this quarter, there were several bright spots throughout the organization," said Bill Gervais, president and chief executive officer of Qualstar. "Our N2Power group continued on its substantial growth trajectory. We also commenced shipments of several new tape drives and libraries, including LTO3, with both SCSI and fibre channel interfaces. We will continue to expand our broad line of products as we maintain our focus on providing customers with the industry's most reliable and cost-effective tape-based storage and data retention solutions.
    "Progress on our enterprise-class library system continues to move forward, as we've shifted the majority of our efforts from the development stage to pre-production. Over the next several months we'll be concentrating on delivering beta units to key customers."

    Fiscal 2005 Nine-Month Financial Results

    Qualstar reported revenues of $18.4 million for the first nine months of fiscal 2005, compared to $23.8 million for the first nine months of fiscal 2004. The Company's net loss for the first nine months of fiscal 2005 was $1.2 million, or $(0.10) per diluted share, compared to a net loss of $715,000, or $(0.06) per diluted share, in the first nine months of fiscal 2004.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2005 third quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-257-6607 or 303-262-2140. An audio replay will be available through May 12, 2005, by calling 800-405-2236 or 303-590-3000, and entering passcode 11029018.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (UNAUDITED)

                                     --------------- -----------------
                                      Three Months       Nine Months
                                          Ended            Ended
                                        March 31,         March 31,
                                       2005    2004     2005     2004
                                     ------- ------- -------- --------

Net revenues                         $5,742  $8,302  $18,439  $23,834

Cost of goods sold                    3,881   5,295   11,934   14,993
                                     ------- ------- -------- --------

Gross profit                          1,861   3,007    6,505    8,841
                                     ------- ------- -------- --------

Operating expenses:
  Research and development              904   1,070    2,722    3,291
  Sales and marketing                   822     910    2,537    2,648
  General and administrative            924   1,697    2,992    4,484
                                     ------- ------- -------- --------
    Total operating expenses          2,650   3,677    8,251   10,423
                                     ------- ------- -------- --------

Loss from operations                   (789)   (670)  (1,746)  (1,582)

Investment Income                       219     142      594      488
                                     ------- ------- -------- --------

Loss before income taxes               (570)   (528)  (1,153)  (1,094)

Provision (benefit) for income taxes     65    (182)      65     (379)
                                     ------- ------- -------- --------

Net loss                              $(635)  $(346) $(1,218)   $(715)
                                     ======= ======= ======== ========

Loss per share:
  Basic                              $(0.05) $(0.03)  $(0.10)  $(0.06)
                                     ======= ======= ======== ========
  Diluted                            $(0.05) $(0.03)  $(0.10)  $(0.06)
                                     ======= ======= ======== ========

Shares used to compute loss per
 share:
  Basic                              12,253  12,587   12,446   12,574
                                     ======= ======= ======== ========
  Diluted                            12,253  12,587   12,446   12,574
                                     ======= ======= ======== ========


                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                   ---------- --------
                                                   March 31,  June 30,
                                                      2005     2004
                                                   ---------- --------
                     ASSETS                        (UNAUDITED)

Current assets:
  Cash and cash equivalents                           $2,434   $6,401
  Marketable securities                               31,663   29,376
  Receivables, net of allowances of $278 as of
   March 31, 2005, and $217 as of June 30, 2004        3,185    4,628
  Inventories                                          7,648    7,418
  Prepaid expenses and other current assets              469      470
  Prepaid income taxes                                   638    1,072
  Deferred income taxes                                    -      594
                                                   ---------- --------

    Total current assets                              46,037   49,959
                                                   ---------- --------

Property and equipment, net                            1,263    1,439
Other assets                                             209      249
                                                   ---------- --------

    Total assets                                     $47,509  $51,647
                                                   ========== ========

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                      $832   $1,171
  Accrued payroll and related liabilities                486      500
  Other accrued liabilities                            1,254    1,754
                                                   ---------- --------

    Total current liabilities                          2,572    3,425
                                                   ---------- --------

Deferred income taxes                                      -      158

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 and 12,596 shares issued
   and outstanding as of March 31, 2005 and June
   30, 2004, respectively                             18,370   20,121
  Notes from directors                                     -      (45)
  Accumulated other comprehensive loss                  (304)    (101)
  Retained earnings                                   26,871   28,089
                                                   ---------- --------
    Total shareholders' equity                        44,937   48,064
                                                   ---------- --------

    Total liabilities and shareholders' equity       $47,509  $51,647
                                                   ========== ========

    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Investor/Analyst Information:
             Financial Relations Board
             Amy Cozamanis, 310-854-8314
             acozamanis@financialrelationsboard.com
             or
             General Information:
             Financial Relations Board
             Laurie Berman, 310-854-8315
             lberman@financialrelationsboard.com